Exhibit 10.1

Travelzoo (Europe) Limited

90 Long Acre

Covent Garden

LONDON WC2E 9RZ

8 August 2007

Dear Chris,

Amendments to Your Service Agreement

This letter serves to confirm further changes to the Service Agreement made between Travelzoo (Europe) Limited (formerly known as Travelzoo UK Limited) and you, dated 16 May 2005 (the “Service Agreement”), as amended by a letter from Travelzoo (Europe) Limited to you dated 12 July 2006 (the “Variation Letter”). The changes set out below are deemed to take effect from 1 January 2007 unless otherwise specified.

Definitions: Annual Bonus Plan

Period (5) shall be amended to read:

"(5)	The period from 1 January 2009 to 31 December 2009”

A further period shall be added as follows:

"(6)	The period from 1 January 2010 to 30 June 2010”

Term of the Agreement

Clause 2.1 should now read:

“This Agreement shall be deemed to commence on 16 May 2005 and shall continue until 30 June 2010 when it will terminate automatically. It may also be terminated at any time before 30 June 2010 by either party giving to the other one year’s notice in writing.”

Salary

The following term should be added to Clause 5.1:

“Your base salary shall be increased by 4% with effect from 1 July 2007.”

The Annual Bonus Plan

The terms of the Annual Bonus Plan are amended to incorporate the following :

1.	Subscriber Credits will apply to all new subscribers, whether they result from paid or semi-paid campaigns or whether they are “organic” registrations;

2.	The cost per acquisition (“CPA”) and the maximum number of subscribers per quarter as stated for period (5) (as amended above) shall now apply also to period (6).

3.

The Annual Bonus will be derived from the Company’s pro forma operating income generated from the Company’s operations in the UK, Germany and France and not from Europe as stated in the Variation Letter. The Annual Bonus will be calculated in relation to each of the UK, Germany and France separately. Profits and losses from one country will not be applied to another country.

4.	Subscriber Credits for any one of the above countries can be no more than a maximum of 60% of the total Subscriber Credits received for all three countries in a year.

5.

The Annual Bonus Plan will apply to period (6) also. For period (6) ie the period from 1 January 2010 to 30 June 2010 the Annual Bonus will be 10% of the Company’s pro forma operating income and not 20% as stated in the Variation Letter

6.

The Compensation Committee of Travelzoo Inc. reserves the right to increase the maximum number of subscribers per year that may qualify in determining Subscriber Credits. The Compensation Committee also reserves the right to change the allocation percentage limit as referred to (in paragraph 4) above.

Please sign and date a copy of this letter and return it to me to confirm your consent to these terms.

Regards,

Ralph Bartel

Chairman

Accepted:

Christopher Loughlin

Date: